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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of TriNet Corporate Realty Trust, Inc. on Form S-3 (File No. 333-64305), Form S-3 (File No. 333-57523), Form S-3 (File NO. 333-29593), Form S-3 (File No. 42717),
Form S-8 (File No. 333-02222) and Form S-8 (File No. 333-35149) of our report dated January 22, 1999, except for Note 16, as to which the date is March 12, 1999, on our audits of the consolidated financial statements of TriNet Corporate Realty Trust, Inc., as of December 31, 1998 and 1997 and for each of the three years then ended, which report is included in the Annual Report on Form 10-K.




March 29, 1999